Exhibit 99.1

Tweeter Home Entertainment Group Reports Results For Its First Fiscal Quarter Ended December 31, 2003

•	Earnings per share were $0.21 for the quarter

•	January comparative store sales through the 24th are improved over the December quarter, running up 3%

CANTON, MA, January 27, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced its earnings results for the first fiscal quarter ended December 31, 2003.

For the quarter ended December 31, 2003, total revenue increased 2% to $255 million from $250 million in the same period last year while comparable store sales decreased 1%. Net income for the quarter was $5.1 million, compared to $5.2 million last year. Earnings per share were $0.21, compared to earnings per share of $0.22 last year.

Income from operations was $8.7 million, compared to $9.0 million last year. As a percentage of revenue, the operating income was 3.4% compared to operating income of 3.6% last year. This was primarily due to a 100 basis point decrease in gross margin, a 90 basis point decrease in selling expenses and a 10 basis point increase in corporate expenses. Please note that comparisons discussed in this release relating to cost of sales and selling expenses are before the effect of the EITF 02-16 reclassification.

The decline in gross margin is attributable to a change in mix that includes greater sales of video products and lower sales of audio products, which is a continuation of a several quarter trend. The decrease in selling expenses as a percent of sales is primarily the result of a 30 basis point decline in bank service charges, a 30 basis point decrease in store level payroll, attributable to the change in product mix, and a 20 basis point decrease in gross advertising. The $513,000 increase in corporate expenses is mainly attributable to increased consulting and professional services fees. Offsetting this was a reduction in compensation expense, both in dollars and as a percent of revenue.

Jeffrey Stone, President and CEO, said, “We had hoped for a better overall comp performance in the quarter, but after seeing all the comp store CE reports for the month of December, we faired well compared to the industry. All forms of new technology television are driving top line sales including Plasma, LCD, and DLP technologies. Flat panel sales (Plasma, LCD) accounted for 19% of the quarter’s revenue while DLP accounted for 8% of revenue.”

Joe McGuire, Chief Financial Officer, said, “We are very pleased with our progress managing expenses. On a negative comp we were able to leverage selling expenses year over year. On corporate expenses, the gross shows a 10 basis point increase, but 30 basis points of the increase are directly related to consulting fees. Absent those consulting expenses, our corporate line would have delivered 20 basis points of leverage as well.”

“We are also pleased with the progress being made on our supply chain and inventory management initiatives. Net inventory finished for the quarter at $146 million, compared to the year earlier inventory ending level of $162 million. Our expectation is that supply chain initiatives, a key corporate program for fiscal 2004, will continue to improve our cash conversion cycle.”

McGuire continued, “Quarter to date through January 24th, comparable store sales are up 3%. Our expectation is for comparable store sales for the quarter to be between flat and up 3%, as our stores are up against a negative 12% comp for the March quarter last year. As a result, we are anticipating quarterly revenues in the range of $184 to $188 million, with earnings per share ranging from $0.00 to negative $0.05, before a one-time non-cash charge of approximately $5.1 million for the value of the warrants issued to RetailMasters for consulting services.

Stone added, “The associates of this company are working tirelessly on many new initiatives and we are beginning to see some benefits from many of these efforts. While there is still a considerable amount to do as we reposition the company for the convergent future, we believe that our heritage as a specialty, high service retailer is a great platform from which to build the future.”

Readers are reminded that the Tweeter Home Entertainment Group income statement, which follows this press release, contains a reclassification entry between selling expenses and cost of sales as a result of EITF 02-16, “Accounting by a Customer for Certain Considerations Received from a Vendor”. We reclassified $10.3 million for the quarter ended December 31, 2003 of co-operative advertising credits and allowances from vendors, increasing selling expenses and decreasing cost of sales. There is not a corresponding entry for the comparative period, so readers must bear this in mind as they compare the selling expense and cost of sales line items between periods.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car. Tweeter has the expertise to explain it all, deliver it all, and install it all so that its customers can “Just Sit Back and Enjoy”.

The company’s fiscal 2003 revenues were $787 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 174 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 31, 2002 and 2003
(In thousands except share and per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2002	2003
Total revenue	$249,650	$255,240
Cost of sales	162,634	158,471

Gross profit	87,016	96,769
Selling expenses	66,457	76,032
Corporate, general and administrative expenses	11,385	11,898
Amortization of intangibles	170	170

Income from operations	9,004	8,669
Income from equity investments	57	272
Interest expense, net	(387)	(429)

Income before income taxes	8,674	8,512
Income tax expense	3,470	3,405

Net Income	$5,204	$5,107

Basic earnings per share	$0.22	$0.21

Diluted earnings per share	$0.22	$0.21

Weighted average shares outstanding
Basic	23,565,397	23,923,099

Diluted	24,026,667	24,641,583

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2003	2003
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,850	$2,871
Accounts receivable, net	18,264	26,111
Inventory	117,569	145,840
Other current assets	32,869	21,561

Total current assets	170,552	196,383
PROPERTY AND EQUIPMENT, NET	126,221	125,131
LONG-TERM INVESTMENTS	2,113	2,256
OTHER ASSETS, NET	7,623	6,956
GOODWILL / INTANGIBLES, NET	1,927	1,757

TOTAL	$308,436	$332,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7,365	$27,701
Accounts payable, accrued expenses and other current liabilities	76,613	74,901

Total current liabilities	83,978	102,602

LONG-TERM DEBT	48,267	47,911
OTHER LONG-TERM LIABILITIES	11,155	11,152

Total liabilities	143,400	161,665

STOCKHOLDERS EQUITY	165,036	170,818

TOTAL	$308,436	$332,483

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2001, 2002 and 2003
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,503	$5,204	$5,107
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,620	5,034	5,634
Non cash compensation	—	—	135
Other non cash items	19	(236)	333
Changes in operating assets and liabilities, net of effects from acquisition of business:
Increase in assets	(27,285)	(20,147)	(24,906)
Increase (decrease) in liabilities	18,594	32,444	(1,697)

Net cash provided by (used in) operating activities	8,451	22,299	(15,394)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(16,592)	(9,953)	(4,163)
Sale of investments	88	—	—
Distributions from investments	300	57	132

Net cash used in investing activities	(16,204)	(9,896)	(4,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) of debt	15,019	(13,339)	19,981
Equity transactions	872	156	465

Net cash provided by (used in) financing activities	15,891	(13,183)	20,446

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,138	(780)	1,021
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,278	2,283	1,850

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,416	$1,503	$2,871

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest	$576	$397	$786

Taxes	$141	$561	$(7,201)

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For further information, contact Anne-Marie Kline at 781 830 3478, fax 781 830 3223 or email at
amkline@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements and projections are subject to various risks and uncertainties, including risks related to improving our cash conversion cycle from improved supply chain initiatives, risks related to planned comparable store sales increases, total revenues and earnings per share estimates for the March 2004 quarter, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.